Exhibit 99.1

Contact:	Tom Brooker/John Patenaude	Rich Coyle
	Nashua Corporation	Sard Verbinnen & Co
	847-318-1797/603-880-2145	212-687-8080
NASHUA CORPORATION ANNOUNCES
SETTLEMENT WITH RICOH COMPANY LTD.
NASHUA, N.H., January 16, 2008 — Nashua Corporation (NASDAQ: NSHA), a manufacturer and marketer of labels, thermal specialty papers and imaging products, today announced the settlement of patent litigation brought by Ricoh Company Ltd. against Nashua Corporation and two other defendants. The litigation against Nashua Corporation concerned certain toner bottles that had been manufactured by the company prior to its exiting the toner business in 2006.
Nashua Corporation has no monetary liability under the settlement agreement. Tom Brooker, Nashua’s President and CEO, stated, “We are pleased to have this matter resolved as it represents the closure of another legacy issue.”
About Nashua
Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, colored copier papers, bond, point of sale, ATM and wide-format papers, entertainment tickets and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.